Exhibit 99.1

for immediate release
Nicole Culbertson
(650) 849-1649

Essex Announces Second Quarter 2010 Earnings Results and Raises the midpoint of 2010 FFO Guidance by 32 cents per diluted share

Palo Alto, California – August 4, 2010 - Essex Property Trust, Inc. (NYSE:ESS) announces its second quarter 2010 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended June 30, 2010, totaled $42.7 million or $1.34 per diluted share compared to $42.0 million, or $1.43 per diluted share for the quarter ended June 30, 2009.

The Company’s FFO, excluding non-recurring items, totaled $38.7 million, or $1.22 per diluted share for the quarter ended June 30, 2010, compared to $42.0 million or $1.43 per diluted share for the quarter ended June 30, 2009.  During the second quarter of 2010, the Company recognized a non-recurring item related to a gain of $4.0 million from the sale of marketable securities.  A reconciliation of FFO for non-recurring items can be found on page S-3 in the Company’s Supplemental Financial Information package.

Net income available to common stockholders for the quarter ended June 30, 2010 totaled $9.5 million or $0.32 per diluted share compared to $11.4 million, or $0.43 per diluted share for the quarter ended June 30, 2009, respectively.

Same-Property Operations

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the quarter and six months ended June 30, 2010 compared to June 30, 2009:

	Q2 2010 compared to Q2 2009			YTD 2010 compared to YTD 2009
	Revenues	Expenses	NOI	Revenues	Expenses	NOI
Southern California	-2.4%	0.3%	-3.7%	-3.4%	1.2%	-5.5%
Northern California	-5.3%	0.3%	-8.0%	-6.4%	0.7%	-9.6%
Seattle Metro	-9.1%	-2.7%	-12.6%	-10.1%	-2.6%	-14.0%
Same-property average	-4.4%	-0.2%	-6.5%	-5.5%	0.4%	-8.2%

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the quarter ended June 30, 2010 versus the quarter ended March 31, 2010:

	Q2 2010 compared to Q1 2010
	Revenues	Expenses	NOI
Southern California	0.1%	0.2%	0.0%
Northern California	-0.3%	3.0%	-2.0%
Seattle Metro	-1.3%	2.2%	-3.3%
Same-property average	-0.3%	1.4%	-1.1%

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Same-property financial occupancies for the quarters ended are as follows:

	6/30/10	3/31/10	6/30/09
Southern California	97.1%	97.0%	96.3%
Northern California	97.5%	98.1%	97.7%
Seattle Metro	97.3%	97.9%	96.8%
Same-property average	97.2%	97.5%	96.8%

acquisitions

Through July, the Company has purchased approximately $185 million in new acquisitions.  As previously announced during the quarter, in late June the Company acquired Eagle Rim, a 156-unit community located in Redmond, Washington for $18.6 million, and in early July the Company acquired 101 San Fernando, a 323-unit community with 9,200 square feet of retail located in downtown San Jose, California for $64.1 million.

In May, the Company purchased a note secured by Santee Court, a 165-unit condo community with 38,500 square feet of retail located in downtown Los Angeles, California for $21.0 million.  The note was purchased at approximately a 20% discount to its principal value and is due in October 2010.  The community meets the Company’s acquisition criteria, and satisfies the Company’s return requirement.

In July, the Company purchased The Commons, a 264-unit garden-style community located in Campbell, California for $42.5 million.  The property was built in 1973 and features two swimming pools, a fitness center and a business center.  Interior unit improvements have been completed on 192 units which have new cabinetry, countertops, and appliances.  Several units also feature a washer and dryer.  The Company expects to complete a redevelopment at the community featuring the replacement of siding, air conditioning repairs/replacement and plumbing upgrades. The community is centrally located in Silicon Valley and is walking distance to a variety of local shopping and dining.

Development

During the second quarter, the following development communities were in lease-up:

-	Joule Broadway in Seattle, Washington (295 units), is currently 92% leased, and 85% occupied.
-	Fourth & U in Berkeley, California (171 units), is currently 86% leased and 80% occupied.
-
Essex Skyline at MacArthur Place in Santa Ana, California (349 units) is currently 75% leased in the north tower, occupancy in south tower is expected by September, and overall the community is currently 36% leased and 30% occupied.

-	Axis 2300 in Irvine, California (115 units) is currently 30% pre-leased, with occupancy expected in August.

The Company has one development community under construction, Tasman Place, located in Sunnyvale, California (284 units).  Construction is expected to be completed by January 2012.

Liquidity and Balance Sheet

Common Stock

During the second quarter, the Company issued 437,200 shares of common stock at an average price of $106.11, for $45.7 million, net of fees and commissions.

Marketable Securities

During the second quarter, the Company sold $22.5 million of investment grade unsecured bonds for a gain of $4.0 million.

Mortgage Notes Payable

In conjunction with the acquisition of Eagle Rim, the Company assumed an $11.9 million mortgage note liability at a fixed rate of 5.3% which matures in July 2019.

In July, the Company paid-off two maturing loans that were cross collateralized by five communities totaling $129.5 million, including a $73.6 million loan at a fixed rate of 8.2% and a $55.9 million loan at a fixed rate of 7.7%.  The Company obtained fixed rate mortgage loans totaling $130.1 million secured by Hillcrest Park and Bel Air for $73.6 million and $57.9 million, respectively, which mature in July 2020, at a fixed rate of 4.6%.  These two communities were part of the cross collateralized loans paid-off in July, and the remaining three communities are now unencumbered.  The Company also settled $100 million of forward-starting swaps in July for $16.7 million in payments to the counterparties, which increased the effective interest rate on these two mortgage loans to 6.0%.

The joint venture that owns Essex Skyline at MacArthur Place obtained an $80.0 million secured loan in July, for a four year term plus a one year extension, at an interest rate of LIBOR + 285 basis points.

Guidance

The Company has increased its full year 2010 FFO guidance from a range of $4.80 to $5.00 per diluted share to $5.14 to $5.30 per diluted share.  The midpoint of the full year 2010 FFO Guidance increased $0.32 to $5.22 per diluted share, due to an increase of 200 basis points in the midpoint for forecasted same-property portfolio revenues from the original 2010 guidance of (5.5%) to (3.5%) compared to actual 2009 results, and better than expected returns from external growth investments.

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, August 5th, at 10:00 a.m. PDT (1:00 p.m. EDT), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-4018, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the second quarter earnings link. To access the replay digitally, dial (877) 870-5176 using the Conference ID - 353495. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 136 apartment communities (27,992 units), and has 1,214 units in various stages of development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to Essex’s calculation.

The following table sets forth the Company’s calculation of FFO for the three and six months ended June 30, 2010 and 2009.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Funds from Operations (In thousands)	2010	2009	2010	2009
Net income available to common stockholders	$9,482	$11,415	$22,609	$53,680
Adjustments:
Depreciation and amortization	31,261	29,073	61,748	58,277
Gains not included in FFO, net of disposition costs	-	(626)	-	(2,851)
Noncontrolling interest and co-investments	1,910	2,141	4,040	4,703
Funds from Operations	42,653	42,003	88,397	113,809

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements under the caption “Guidance” with respect to 2010 FFO per diluted share, and statements and estimates set forth under the captions “Development” on page 2 of this press release, the captions “Development Pipeline” and “Redevelopment Pipeline” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package regarding estimated costs of property development, and redevelopments and the anticipated timing of the construction start, construction completion, initial occupancy, and stabilization of property developments and redevelopments.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2009.